Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.01 per share, reserved under the RBC Bearings Incorporated 2021 Long-Term Equity Incentive Plan	Other	1,500,000 shares(1)	$196.47(2)(3)	$294,697,500.00(2)(3)	0.0000927	$27,318.46(3)
Total Offering Amounts							$27,318.46
Total Fee Offsets							$ -
Net Fee Due							$27,318.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of common stock, par value $0.01 per share of RBC Bearings Incorporated (the "Company" or the “Registrant”), which may become issuable under the RBC Bearings Incorporated 2021 Long-Term Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices per share for the Registrant’s common stock as reported on the Nasdaq Global Select Market on June 3, 2022.